                                                                     EXHIBIT 2.2


                            Dated 26th January 1995




                                ZENECA LIMITED

                                    - and -

                               ZENECA GROUP PLC


                             --------------------

                             Assignment Agreement

                             --------------------


                               SFG/1w    : 25.1.95
                               Agreements: AAS

This AGREEMENT is dated the twenty-sixth day of January, 1995, between ZENECA Limited, an English company (the "Assignor") and ZENECA Group PLC, and English public limited company (the "Assignee").

WHEREAS, pursuant to Section 1.10 of the Agreement and Plan of Merger (the "Merger Agreement") dated as of 22 December 1994, among Salick Health Care, Inc., the Assignor and Atkemix Thirty-nine Inc., the Assignee can assume obligations of the Assignor under Section 1.10 of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements contained herein, the parties hereto agree as follows:

1.   Definitions
     -----------

     All capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

2.   Assignment and Assumption
     -------------------------

     The Assignee hereby assumes all of the obligations of the Assignor under
     Section 1.10 of the Merger Agreement
     with respect to the put rights of the holders of the Special Common Stock and agrees to make all payments to the Company or the holders of the Special Common Stock, as the case may be, payable in respect of such put rights and the Assignor hereby assigns all such obligations. All other rights and obligations pursuant to the Merger Agreement shall remain vested in the Assignor unamended by anything contained herein.

3.   Governing Law
     -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws of such state.

4.   Counterparts, Effectiveness
     ---------------------------

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when signed by each party hereto.

5.   Successors and Assigns
     ----------------------

     The provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


For and on behalf of

ZENECA GROUP PLC

/s/ GRAEME H.R. MUSKER

Name: GRAEME H. R. MUSKER
Title: Company Secretary

For and on behalf of

ZENECA LIMITED

/s/ JANE JUNIPER

Name:  Jane Juniper
Title:  Authorized Signatory